Exhibit 99.1

EXECUTION VERSION

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of April 10, 2017 by and among Maxwell Technologies, Inc. (the “Company”) and the entities and natural persons set forth in the signature pages hereto (collectively, “Viex”) (each of the Company and Viex, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, as of the date hereof, Viex is deemed to beneficially own shares of Common Stock of the Company (the “Common Stock”) totaling, in the aggregate, 2,213,465 shares, or approximately 6.9% of the Common Stock issued and outstanding on the date hereof, and has sold short put options referencing the obligation to purchase an additional 1,146,200 shares of Common Stock; and

WHEREAS, as of the date hereof, the Company and Viex have determined to come to an agreement to modify the composition of the Board of Directors of the Company and as to certain other matters relating to, among other things, the Company’s 2017 annual meeting of stockholders (the “2017 Annual Meeting”), as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.              Board Matters, Nomination and Election of Directors and Related Agreements.

(a)           Size of the Board. In connection with the conclusion of the 2017 Annual Meeting, the Company agrees to cause the Company’s Board of Directors (the “Board”) to decrease the number of members of the Board so that the size of the Board will be set at eight (8) members.

(b)           Nomination and Election of the New Independent Director. Promptly following the execution of this Agreement, the Company shall take all necessary actions (including increasing the number of members of the Board to ten) to nominate and appoint John Mutch to serve as a Class III director of the Company (the “New Independent Director”) with a term expiring at the 2017 Annual Meeting. The Board and the appropriate committee(s) of the Board shall take all necessary actions to nominate the New Independent Director and one incumbent director (the “Incumbent Class III Director” and, together with the New Independent Director, the “2017 Nominees”) for election at the 2017 Annual Meeting for terms expiring at the 2020 annual meeting of stockholders. The Board and the appropriate committee(s) of the Board shall not recommend or nominate any persons other than the 2017 Nominees for election to the Board at the 2017 Annual Meeting. The New Independent Director shall qualify as “independent” pursuant to the Securities and Exchange Commission (“SEC”) and NASDAQ listing standards, shall have relevant financial and business experience to serve on the Board (including past experience serving on the board of directors of a public company and such experience as to qualify as a “financial expert” on the Audit Committee and a potential chairperson of such committee), and shall not be an Affiliate or Associate of Viex (as such terms are defined in Section 3 below). If the New Independent Director is not appointed by April 13, 2017, the Company shall extend the deadline for properly presented stockholder proposals, including director nominations, for the 2017 Annual Meeting until the date the New Independent Director, or his replacement, is appointed. Through the Standstill Period (as defined below), the Board and all applicable committees and subcommittees of the Board shall not (i) increase the size of the Board to more than eight (8) directors or (ii) seek to change the classes on which the Board members serve, in each case without the prior written consent of Viex. In the event the New Independent Director is unable to serve as a director, resigns as a director or is removed during the Standstill Period, Viex shall have the right to recommend a replacement director to the Board, and the Board shall appoint such replacement director to the Board, provided such replacement director is “independent” pursuant to the SEC and NASDAQ listing standards, has relevant financial and business experience to serve on the Board (including past experience serving on the board of directors of a public company and such experience as to qualify as a “financial expert” on the Audit Committee and a potential chairperson of such committee), and is not an Affiliate or Associate of Viex, and such replacement director shall be mutually agreed upon by the Company and Viex, in good faith, with the Company’s agreement not to be unreasonably withheld.

(c)           Solicitation Efforts. The Company will recommend, support and solicit proxies for the election of the New Independent Director in the same manner as the Incumbent Class III Director at the 2017 Annual Meeting.

(d)           Strategic Alliance and Review Committee. As previously announced, the Company has recently conducted an independent strategic review relating to the delivery of long-term value to Company stockholders. In connection with the continuation of that review, the Company shall cause the Board to increase the size of the Strategic Alliance and Review Committee to four (4) and name the New Independent Director to be a member of such committee.

Section 2.              Covenants.

(a)           Issuances of Company Equity Securities. The Company agrees that so long as Viex continues to beneficially own a “net long position” (as such term is defined in Rule 14e-4 of the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”)) of at least 3% of the Company’s Common Stock (the “Minimum Ownership Threshold”), prior to the expiration of the Standstill Period in Section 4(a), it will not issue any equity securities of the Company, other than such issuances that are made pursuant to (i) bona fide compensation plans approved by the Board, (ii) a private placement to a third party in connection with an underlying commercial agreement with the Company or any subsidiary of the Company, (iii) in connection with a merger or other business combination acquisition, sale, disposition, joint venture, partnership or other strategic alternative of the Company approved by the Board or (iv) by mutual agreement of the Company and Viex.

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(b)           Director Compensation. The Company agrees that so long as Viex continues to satisfy the Minimum Ownership Threshold, the Company, after consultation between the Compensation Committee of the Board and Viex, other stockholders of the Company as determined by the Company and its compensation consultants, will continue to take appropriate action to adjust the compensation arrangements for directors to include a combination of non-qualified stock options and restricted stock units.

Section 3.              Additional Agreements.

(a)           Viex agrees that it will cause its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Exchange Act and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(b)           Except as otherwise permitted by this Agreement in Section 1 hereof, upon execution of this Agreement, Viex hereby agrees that it will not, and that it will not permit any of its controlled Affiliates or Associates to, (1) nominate or recommend for nomination any person for election at the 2017 Annual Meeting, directly or indirectly, (2) submit any proposal for consideration at, or bring any other business before, the 2017 Annual Meeting, directly or indirectly, or (3) initiate, encourage or participate in any “withhold” or similar campaign with respect to the 2017 Annual Meeting, directly or indirectly. Viex shall not publicly or privately encourage or support any other stockholder to take any of the actions described in this Section 3(b).

(c)           Viex agrees that it will appear in person or by proxy at the 2017 Annual Meeting and vote all shares of Common Stock of the Company beneficially owned by Viex at the meeting (u) in favor of the election of the 2017 Nominees, (v) in favor of the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017, (w) in accordance with the Board’s recommendation with respect to the Company’s “say-on-pay” proposal, and (x) to approve increases in the number of shares of Common Stock reserved for issuance under the 2013 Omnibus Equity Plan and the 2004 Employee Stock Purchase Plan; provided, however, that to the extent that the recommendation of both Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) differs from the Board's recommendation with respect to any matter other than nominees for election as directors to the Board, Viex shall have the right to vote in accordance with the recommendation of ISS and Glass Lewis with respect to such matters.

(d)           The New Independent Director will promptly (but in any event prior to being appointed to the Board in accordance with this Agreement) submit to the Company a fully completed copy of the Company’s standard director & officer questionnaire and other reasonable and customary director onboarding documentation required by the Company in connection with the appointment or election of new Board members.

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Section 4.               Standstill Provisions.

(a)           Viex agrees that from the date of this Agreement until the date that is ten (10) business days prior to the deadline for the submission of stockholder proposals for the 2018 Annual Meeting pursuant to the Bylaws (the “Standstill Period”), neither it nor any of its Affiliates or Associates under its control will, and it will cause each of its Affiliates and Associates under its control not to, directly or indirectly, in any manner:

(i)       purchase or cause to be purchased or otherwise acquire or agree to acquire beneficial ownership of any Common Stock or other securities issued by the Company, or any securities convertible into or exchangeable for Common Stock, such that Viex, together with its Affiliates and Associates (as defined in Section 3(a)) would, in the aggregate, beneficially own a number of shares in excess of 10% of the then outstanding shares of Common Stock;

(ii)      engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders), in each case, with respect to securities of the Company;

(iii)     form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a “group” that includes all or some of the persons identified on Exhibit A, but does not include any other entities or persons not identified on Exhibit A as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of Viex to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(iv)     deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the members of Viex and otherwise in accordance with this Agreement;

(v)     seek, or encourage any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors;

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(vi)     (A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company, (B) make any offer or proposal (with or without conditions) with respect to any merger, acquisition, amalgamation, recapitalization, restructuring, disposition, distribution, spin-off, asset sale, joint venture or other business combination involving the Company (an “Extraordinary Transaction”), or encourage, initiate or support any other third party with respect to any of the foregoing, (C) make any public communication in opposition to any Extraordinary Transaction approved by the Board or (D) call or seek to call a special meeting of stockholders;

(vii)    seek, alone or in concert with others, representation on the Board, except as specifically permitted in this Agreement;

(viii)   seek to advise, encourage, support or influence any person with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders, except in accordance with Section 3;

(ix)      make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party; or

(x)       disclose any intention, plan or arrangement inconsistent with any provision of this Section 4.

Section 5.              Representations and Warranties of the Company.

The Company represents and warrants to Viex that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

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Section 6.              Representations and Warranties of Viex.

Viex represents and warrants to the Company that (a) the authorized signatory of Viex set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Viex thereto, (b) this Agreement has been duly authorized, executed and delivered by Viex, and is a valid and binding obligation of Viex, enforceable against Viex in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Viex as currently in effect, (d) the execution, delivery and performance of this Agreement by Viex does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to Viex, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (e) as of the date of this Agreement, Viex is deemed to beneficially own in the aggregate 2,213,465 shares of the Common Stock issued and outstanding on the date hereof, and has sold short put options referencing the obligation to purchase an additional 1,146,200 shares of Common Stock, (f) except as disclosed herein, as of the date hereof, Viex does not currently have, and does not currently have any right to acquire or any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement) and (g) Viex will not, directly or indirectly, compensate or agree to compensate the New Independent Director for his or her respective service as a nominee or director of the Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement), or other form of compensation directly or indirectly related to the Company or its securities.

Section 7.              Press Release.

Promptly following the execution of this Agreement, the Company and Viex shall jointly issue a mutually agreeable press release (the “Mutual Press Release”) announcing certain terms of this Agreement, in the form attached hereto as Exhibit B. Prior to the issuance of the Mutual Press Release and subject to the terms of this Agreement, neither the Company (including the Board and any committee or subcommittee thereof) nor Viex shall issue any press release or public announcement regarding this Agreement or the matters contemplated hereby without the prior written consent of the other Party. During the Standstill Period, neither the Company nor Viex shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Mutual Press Release, except as required by law or the rules of any stock exchange (and, in any event, each Party will provide the other Party, prior to making any such public announcement or statement, a reasonable opportunity to review and comment on such disclosure, to the extent reasonably practicable under the circumstances, and each Party will consider any comments from the other in good faith) or with the prior written consent of the other Party, and otherwise in accordance with this Agreement.

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Section 8.              Expenses.

Each Party shall be responsible for its own fees and expenses in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby; provided, however, that the Company shall reimburse Viex for reasonable and documented out of pocket fees and expenses, actually incurred in connection with the 2017 Annual Meeting and the negotiation and execution of this Agreement in an amount not to exceed $15,000.00.

Section 9.              Specific Performance.

Each of the members of Viex, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury may not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Viex (or any of the entities and natural persons listed in the signature pages hereto), on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 9 is not the exclusive remedy for any violation of this Agreement.

Section 10.             Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

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Section 11.             Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party); (iii) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (iv) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:	Maxwell Technologies, Inc.
3888 Calle Fortunada
San Diego, CA 92123
Attention: Emily Lough
Telephone: (858) 503-3341
Facsimile: (866) 636-6819
Email: elough@maxwell.com

With copies (which shall not constitute notice) to:	Skadden, Arps, Slate, Meagher & Flom LLP
333 South Grand Ave.
Los Angeles, CA 90071
Attention: Brian J. McCarthy
Telephone: (213) 687-5070
Facsimile: (213) 621-5070
Email: Brian.McCarthy@skadden.com

and to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Attention: Richard J. Grossman
Telephone: (212) 735-2116
Facsimile: (917) 777-2116
Email: Richard.Grossman@skadden.com

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If to Viex or any member thereof:	Viex Capital Advisors, LLC
825 Third Avenue, 33rd Floor
New York, New York 10022
Attention: Eric Singer
Telephone: (212) 752-5750
Email: singer@viexcapital.com

With a copy (which shall not constitute notice) to:	Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022
Attention: Steve Wolosky
Telephone: (212) 451-2333
Facsimile: (212) 451-222
Email: swolosky@olshanlaw.com

Section 12.               Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 13.               Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

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Section 14.               Mutual Non-Disparagement.

Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this Section, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors, shall in any way publicly criticize, disparage, call into disrepute, or otherwise defame or slander the other Parties or such other Parties’ subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other Parties, their businesses, products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives. This Section shall not limit the ability of any director of the Company to act in accordance with his or her fiduciary duties or otherwise in accordance with applicable law. Notwithstanding the foregoing, nothing in this Section 14 shall be deemed to prevent any Party from complying with a request for information from any governmental authority with jurisdiction over the Party from whom information is sought, provided that, solely in the case of any disclosure that is proposed or required to appear in any required disclosure relating thereto, such Party must provide written notice, to the extent legally permissible and practicable under the circumstances, to the other Party prior to making any such public disclosure and reasonably consider any comments of such other Party.

Section 15.               Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries.

This Agreement contains the entire understanding of the Parties hereto with respect to this subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Viex. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to any member of Viex, the prior written consent of the Company, and with respect to the Company, the prior written consent of Viex. This Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other persons.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

MAXWELL TECHNOLOGIES, INC.

By:	/s/ Franz Fink
Name:	Franz Fink
Title:	President and CEO

[Signature Page to Agreement]

VIEX Opportunities Fund, LP – Series One

By:	VIEX GP, LLC General Partner

By:	/s/ Eric Singer
	Name:	Eric Singer
	Title:	Managing Member

VIEX GP, LLC

By:	/s/ Eric Singer
	Name:	Eric Singer
	Title:	Managing Member

VIEX Special Opportunities Fund III, LP

By:	VIEX Special Opportunities GP III, LLC General Partner

By:	/s/ Eric Singer
	Name:	Eric Singer
	Title:	Managing Member

VIEX Special Opportunities GP III, LLC

By:	/s/ Eric Singer
	Name:	Eric Singer
	Title:	Managing Member

VIEX Capital Advisors, LLC

By:	/s/ Eric Singer
	Name:	Eric Singer
	Title:	Managing Member

[Signature Page to Agreement]

VIEX Special Opportunities Fund II, LP

By:	VIEX Special Opportunities GP II, LLC General Partner

By:	/s/ Eric Singer
	Name:	Eric Singer
	Title:	Managing Member

VIEX Special Opportunities GP II, LLC

By:	/s/ Eric Singer
	Name:	Eric Singer
	Title:	Managing Member

/s/ Eric Singer
Eric Singer

[Signature Page to Agreement]

EXHIBIT A

Viex Opportunities Fund, LP – Series One

Viex Opportunities Fund, LP – Series Two

Viex Special Opportunities Fund II, LP

Viex Special Opportunities Fund III, LP

Viex GP, LLC

Viex Special Opportunities GP II, LLC

Viex Special Opportunities GP III, LLC

Viex Capital Advisors, LLC

Eric Singer

EXHIBIT B

PRESS RELEASE

FOR IMMEDIATE RELEASE
Investor Contact:
Soohwan Kim, CFA
(858) 503-3368
ir@maxwell.com

Maxwell Technologies Announces Agreement with Viex Capital Advisors

SAN DIEGO – April 10, 2017 – Maxwell Technologies, Inc. (NASDAQ: MXWL) (“Maxwell” or the “Company”), a leading developer and manufacturer of capacitor energy storage and power delivery solutions, announced today that it entered into a cooperation agreement with Viex Capital Advisors, LLC and its affiliates (“Viex”) under which the Maxwell Board has agreed to appoint Mr. John Mutch as an independent director and to nominate Mr. Mutch for election at the 2017 Annual Meeting of Stockholders as a Class III director of the Company for a term expiring in 2020. Mr. Mutch was selected by Viex but is not an affiliate or associate of Viex. Additionally, the Company and Viex have agreed that, following the 2017 Annual Meeting, the Board will reduce its size to eight, including the Viex nominee.

"We are pleased to strengthen our Board with the addition of a new, highly qualified, independent director nominee, who will add valuable experience and fresh perspective to the Maxwell Board,” said Dave Schlotterbeck, Maxwell’s Chairman of the Board. "The entire Maxwell team is unified in its focus on maximizing stockholder value and looks forward to working collaboratively with our directors to generate enhanced returns for the Company's stockholders.”

“We believe Maxwell is an excellent company, with solid fundamentals and a strong market position in the energy storage space,” said Eric Singer, Founder and Managing Member of Viex. “We appreciate the constructive working relationship we have built with Franz and the team at Maxwell over the last year and are pleased to have reached this agreement. We believe that strengthening the Board with highly experienced and independent directors will support the Company in executing on its plans to drive sales growth and profitability for the benefit of all shareholders. We are excited to work collaboratively to realize the Company's full potential for value creation.”

As part of the agreement, Viex has agreed to abide by certain customary standstill and voting provisions and has agreed to vote in favor of the Company’s slate of director nominees at the 2017 Annual Meeting and certain other matters.

Maxwell Technologies Announces Agreement with Viex Capital Advisors	Page 2 of 3

The complete agreement between Maxwell and Viex will be included as an exhibit to a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission.

Barclays is serving as financial advisors to Maxwell and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal counsel.

About Maxwell

Maxwell is a global leader in the development and manufacture of innovative, cost-effective energy storage and power delivery solutions. Our ultracapacitor products provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation, renewable energy and information technology. Our CONDIS® high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. For more information, visit www.maxwell.com.

Forward-Looking Statements

Statements in this news release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. Such risks, uncertainties and contingencies include, but are not limited to, the following:

•	Dependence upon the sale of products to a small number of customers and vertical markets, some of which are heavily dependent on government funding or government subsidy programs which could be reduced, modified or discontinued in the future;
•	Uncertainties related to the global geopolitical landscape and the recent elections in the United States;
•	Risks related to acquisitions and potential for unsuccessful integration of acquisitions;
•	Risk that our restructuring efforts may not be successful and that we may not be able to realize the anticipated cost savings and other benefits;
•	Our ability to obtain sufficient capital to meet our operating or other needs;
•	Downward pressures on product pricing from increased competition and shifts in sales mix with respect to low margin and high margin business;
•	Our ability to manage and minimize the impact of unfavorable legal proceedings;
•	Risk that activist stockholders attempt to effect changes to our company which could adversely affect our corporate governance;

Maxwell Technologies Announces Agreement with Viex Capital Advisors	Page 3 of 3

•	Risks related to our international operations including, but not limited to, our ability to adequately comply with the changing rules and regulations in countries where our business is conducted, our ability to oversee and control our foreign subsidiaries and their operations, our ability to effectively manage foreign currency exchange rate fluctuations arising from our international operations, and our ability to continue to comply with the U.S. Foreign Corrupt Practices Act as well as the anti-bribery laws of foreign jurisdictions;
•	Dependence upon the sale of products into Asia and Europe, where macroeconomic factors outside our control may adversely affect our sales;
•	Our ability to remain competitive and stimulate customer demand through successful introduction of new products, and to educate our prospective customers on the products we offer;
•	Successful acquisition, development and retention of key personnel;
•	Our ability to effectively manage our reliance upon certain suppliers of key component parts, specialty equipment and logistical services;
•	Our ability to manage product quality problems;
•	Our ability to protect our intellectual property rights and to defend claims against us;
•	Our ability to effectively identify, enter into, manage and benefit from strategic alliances;
•	Occurrence of a catastrophic event at any of our facilities;
•	Occurrence of a technology systems failure, network disruption, or breach in data security; and
•	Our ability to match production volume to actual customer demand.

For further information regarding risks and uncertainties associated with Maxwell's business, please refer to the “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of these documents may be obtained by contacting Maxwell's investor relations department at (858) 503-3368, or at our investor relations website: www.investors.maxwell.com.

Investor Contact: Soohwan Kim, CFA, The Blueshirt Group, +1 (858) 503-3368, ir@maxwell.com

Media Contact: Sylvie Tse, Metis Communications, +1 (617) 236-0500, maxwell@metiscomm.com